Delisting Determination, The Nasdaq Stock Market, LLC, June 3, 2024,
Marpai, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Marpai, Inc., effective at the opening of the trading session on June 13, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(2).
The Company was notified of the Staff determination on November 28, 2023. On November 29, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On March 6, 2024, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones (the Decision). On April 30, 2024, in response to a request by the Company, the Panel amended the terms of the Decision and granted the Company a short extension.
On May 24, 2024, the Company withdrew its appeal. The Company securities were suspended on May 29, 2024. The Staff determination to delist the Company securities became final on May 29, 2024.